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EXHIBIT 10.4 FEE AGREEMENT WITH THOMAS A. BRAUN LAW CORP.

                            THOMAS A. BRAUN LAW CORP.
           837 WEST HASTINGS STREET, SUITE 309, VANCOUVER, BC V6C 3N6
                TELEPHONE (604) 605-0507 FACSIMILE (604) 605-0508



                                                                        [o DATE]


Mr. Patrick McGowan
Chief Financial Officer
MIV Therapeautics, Inc.
1-8765 Ash Street
Vancouver, B.C. V6P 6T3

Telephone: (604) 301-9545

RE:      Special Projects

Dear Mr. McGowan:

The purpose of this letter is to set forth the terms and conditions that will govern our professional relationship.

This agreement for professional services is between MIV Therapeutics, Inc. a Nevada corporation, and all its subsidiaries, ("Client") and Thomas A. Braun Law Corp. ("Braun") whose address is 837 West Hastings Street, Suite 309, Vancouver, BC, V6C 3N6.

Braun agrees to provide professional services to Client with respect to certain capital formation, business strategy and legal affairs referred to Braun by Client from time to time. This agreement is made to document the conditions and guidelines that will govern the relationship between the parties. The initial special project involves the following matter:


ADVISE AND ASSIST THE CLIENT REGARDING THE PREPARATION AND FILING OF THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB AND A REGISTRATION STATEMENT ON FORM S-8.

To protect both of the parties and to comply with professional obligations, we have already discussed with each other and resolved any potential conflicts of interest with present or former clients. The services that Braun will provide shall be in accordance with the following terms and conditions.

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PROFESSIONAL FEES

Fees will be based upon the reasonable value of Braun's services as determined in accordance with the American Bar Association Model Code of Professional Responsibility and the California & British Columbia Rules of Professional Conduct. Fees will be based on the rates charged by Braun.

Braun's rate is C$250 per hour. It is anticipated that Client and Braun will agree on a fixed fee for special projects from time to time. The fixed fee arrangements for special projects will be agreed to in writing. Client has agreed to a fixed fee of C$10,000 for the preparation and filing of the Form 10-KSB and of C$6,500 for the preparation and filing of the Form S-8 registration statement.

Client further understands that during the course of Braun's engagement, it may be necessary or advisable to delegate various portions of this matter to others.

COSTS AND EXPENSES

Client understands that in the course of representation, it may be necessary for Braun to incur certain costs or expenses. Client will reimburse Braun for certain costs or expenses actually incurred and reasonably necessary for completing the assigned matter, as long as the charges for costs and expenses are competitive with other sources of the same products or services and approved by Client in advance. More particularly, Client will reimburse Braun in accordance with the following guidelines:

1. COMPUTER-RELATED EXPENSES - Client will reimburse Braun for computerized research and research services. However, any charges over $500 per month will require approval. Client also encourages Braun to utilize computer services that will enable Braun to more efficiently manage the projects.

2. TRAVEL - Client will reimburse Braun for expenses in connection with out of town travel. However, Client will only reimburse for economy class travel and, where necessary, for the reasonable cost of a rental car. All related travel expenses, i.e., lodging and meals, must be reasonable under the circumstances.

3. FILING FEES & COURT COSTS - Client will reimburse Braun for expenses incurred in connection with filing fees and court costs, if any, but will not be responsible for sanctions or penalties imposed due to the conduct of Braun.

BILLING

All bills will include a summary statement of the kinds of services rendered during the relevant period. Client expects that Braun will maintain back-up documentation for all expenses. Client expects to be billed monthly or at the conclusion of each project and expects to pay Braun's invoices as described below.

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PAYMENT

Client shall pay Braun's out of pocket costs promptly. As payment for professional services, Client agrees to pay in cash or as follows.

As payment for services, Client has proposed and Braun has agreed that Client place a block of 150,000 shares of free trading stock in Braun's name with a nationally known securities broker-dealer. At least once a month, Braun will send Client a statement for fees and costs, with written notice to the brokerage firm of the dollar amount of such statement. Unless objection is made to the bill, sufficient Client stock, net of commission, shall then be liquidated forthwith at the prevailing market rate to satisfy such statement. Braun has not been engaged to perform, nor will Braun agree to perform any services in connection with a capital raising transaction in exchange for shares registered on Form S-8. The rules and regulations of the United States Securities and Exchange Commission do not allow the use of a Form S-8 registration statement under such circumstances. Any fees for services that are in connection with a capital raising transaction shall be paid in cash or registered on another form of registration statement.

In the course of Braun's representation of the Company, if all the stock is liquidated, a new block of stock sufficient to cover projected fees and costs, in an amount contemporaneously agreed to by the parties, will again be placed with the brokerage firm, under the terms and conditions outlined above. At the conclusion of Braun's representation of Client and the payment of all final fees and costs, any unused stock shall forthwith be returned to Client.

Client has agreed to promptly register such blocks of stock pursuant to Form S-8 or other applicable registration statement at its own expense and deliver such stock to the Braun or brokerage firm upon the filing and effectiveness of the registration statement.

INVOLVEMENT OF CLIENT

Client expects to be kept closely involved with the progress of Braun's services in this matter. Braun will keep Client apprised of all material developments in this matter, and will provide sufficient notice to enable a representative to attend meetings, conferences, and other proceedings.

There may be times when Braun will need to obtain information from Client. All requests for access to documents, employees, or other information shall be granted without unreasonable delay.

TERMINATION

Client shall have the right to terminate Braun's engagement by written notice at any time. Braun has the same right to terminate this engagement, subject to an obligation to give Client reasonable notice to permit it to obtain alternative representation or services and subject to applicable ethical provisions. Braun will be expected to provide reasonable assistance in effecting a transfer of responsibilities to the new service provider.

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If the foregoing accurately reflects your agreement with Thomas A. Braun regarding professional services, please sign and return a duplicate copy of this letter. Thank you in advance for your prompt attention to this matter. We will also need a copy of the articles of incorporation with any amendments, bylaws, and corporate minutes during the last 12 months.

                                Very truly yours,

                          For Thomas A. Braun Law Corp.


                               /S/ Thomas A. Braun
                               -------------------
                                 Thomas A. Braun

                              Approved and Agreed:
                             MIV Therapeutics, Inc.




                              /S/ Patrick McGowan
                              -------------------
                              Name: Patrick McGowan
                         Title: Chief Financial Officer



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